Exhibit 99.1

Company Contact:

Lawrence L. Spanley, Jr.

Chief Financial Officer

(314) 621-0699

Final: For Immediate Release

Investor Contact:

Integrated Corporate Relations

Allison Malkin

(203) 682-8225

BAKERS FOOTWEAR ANNOUNCES HOLIDAY SALES INCREASE of 40.2%

Comparable Store Sales increase 27.2%

Announces Participation in ICR XChange and SG Cowen Consumer Conferences

ST. LOUIS, Mo., January 5, 2006 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), the leading specialty retailer of moderately priced fashion footwear for young women, today announced robust sales for the two-month period beginning October 30, 2005 and ending December 31, 2005 (“Holiday Sales Period”).

For the two-month Holiday Sales Period ended December 31, 2005 net sales increased 40.2% to $49.6 million up from $35.4 million in the comparable nine week period ended January 1, 2005. Comparable store sales for the Holiday Sales Period increased 27.2% compared to a 0.1% increase in the comparable period last year.

Commenting on the announcement, Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group, said: “We delivered a tremendously successful holiday selling season. Sales were strong across most of our categories with notable growth in boots. We were also pleased to see continued momentum in casual and dress shoes. ”

The Company also indicated that it will be presenting at both the SG Cowen 4th Annual Consumer Conference and the 8th Annual ICR XChange Conference in January 2006. The presentation for the SG Cowen 4th Annual Consumer Conference is scheduled for Wednesday, January 11, 2006 at 4:00 pm Eastern Time at the Westin New York at Times Square. A web cast of the presentation will be available at http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=BKRS&item_id=1189690. A replay of the web cast will be available for 90 days. The presentation for the 8th Annual ICR XChange Conference is scheduled for Friday, January 13, 2006 at 9:40 am Eastern Time at the Ritz-Carlton, Naples. A web cast of the presentation will be available at http://www.corporate- ir.net/ireye/confLobby.zhtml?ticker=BKRS&item_id=1173436. A replay of the web cast will be available for one year. Peter Edison, Chairman and Chief Executive Officer, will host both presentations.

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About Bakers Footwear Group

Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates more than 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934).  BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS.  ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS.    FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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